  Exhibit 10.5

September 1, 2004
Assaf Ginzburg
  23 Sharet St,
Bat-Yam, Israel 59503
Dear Assaf:
We are excited about your decision to join us at MAPCO Express. We are optimistic that the future will be mutually beneficial.
Our team is committed to being a growing company that achieves superior financial results by consistently growing our sales and controlling our expenses. Our commitment to, and strong belief in the training, development and retention of performance-oriented team members will continue to drive our success. We take great pride in our people and the value of teamwork.
We believe in being credible and doing what we say we are going to do. If you ever find this not to be true, please tell any one of our Officers of the company and we will investigate the issue. We believe in treating everyone with honesty, courtesy and respect. We embrace these values, which help us to be a special company.
STARTING AND ELIGIBILITY DATES
We will attempt with this letter to answer some of the initial questions you may have. Per our agreement, your start date will be October 1St 2004. Your agreed upon compensation will be at an annualized equivalent rate of $110,000. The company is on a bi-weekly pay cycle and paychecks are distributed every other Friday. Your beginning bi-weekly compensation is $4,230.77. You will be classified as salary exempt. Your medical benefit effective date should you choose to elect benefits will be October 1St 2004. Additionally, you are eligible for the Executive Team Discretionary Bonus Program of up to 50% of your base pay. MAPCO EXPRESS will also provide a vehicle and cover your first three months of rental expense. This is prorated your first year for each month worked and paid in the spring of the following year. You must be actively employed in good standing at the time bonuses are paid to qualify. Compensation and relocation agreements are considered highly confidential, and discussion of bonuses or base pay should be with the Vice President of HR or President. Discussion of confidential compensation matters, other than with the individuals listed above, could result in disciplinary actions.
MAPCO has an excellent comprehensive medical and dental insurance plan. A benefits guide and an enrollment form will be enclosed in your orientation packet. It is your responsibility to return the enrollment form (must be received within 31 days of your hire date). If you choose not to enroll during this time, you will have to wait until the next enrollment period. The enrollment form will need to be sent to the MAPCO Express Payroll Department in Franklin, Tennessee.
Should you have any questions concerning insurance, please call the MAPCO Benefits Department in Nashville at 615-771-6701 ext. 1117.

One of our many benefits is our 401K Plan. You will be eligible to participate in the plan on October 1, 2005 assuming all other qualifiers are met. Our current matching rate is Dollar for Dollar up to 6% of your total compensation.
Due top the extreme distance of your relocation we will provide you two round trip business class tickets each year, in addition two weeks of paid time off and a rental car for your to return to Israel each year.
Should our relation terminate for any reason beyond your control we will pay you additional compensation equivalent to three (3) months base pay.
Enclosed are two copies of your offer letter, your employment information sheet. Please review, sign, and return the extra copy of your offer letter in the self-addressed envelope provided. The signed copy of the offer letter and the approval to the attached terms will constitute your agreement, The signed copy will be placed in your employment file.
We are pleased at your decision to join our organization. We have a strong commitment to excellence and to our people, and wish you much success in your new position as Vice President of Strategic Planning.
Sincerely,
/s/
Tony McLarty
Vice President of Human Resources
Please note this offer is contingent upon successful completion of a pre-employment drug screen, credit check, and background check .
I agree to the above terms of this offer of employment with MAPCO Express. I understand that this does not constitute an employment contract for any specific term, and does not alter the at-will nature of my employment with MAPCO Express.

Signature	Date

Items to address:	Tamara’s insurance
Relocation
Back up for credit on Tamara’s auto lease